FOURTH AMENDMENT TO
KATHY HILTON LICENSE AGREEMENT

This Fourth Amendment (this “Amendment”) to Kathy Hilton License Agreement (the “Agreement”) dated October 13, 2006, by and between KRH Licensing Company, LLC, a California limited liability company (“Licensor”) and OmniReliant Corp., a Florida corporation (“Licensee”) is made and effective on this ___ day of June, 2008.

WITNESSETH:

WHEREAS, the Agreement was amended on November 20, 2006, in May 2007, and September 2007, and continues in effect; and

WHEREAS, Licensor and Licensee desire to revise the amount of certain royalty payments.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the Licensor and Licensee, each intending to be legally bound, hereby agree as follows:

1.           Incorporation; Defined Terms.  The foregoing recitals are true and correct and are hereby incorporated herein and made a part hereof.  All defined (capitalized) terms used, but not defined, herein shall have the meaning ascribed to such terms in the Agreement.

2.           Guaranteed Minimum Royalties.  Article 8, Sections A and B are hereby amended in their entirety to read as follows:

“A.           Guaranteed Minimum Royalties.   In consideration of both the license granted herein and the services to be performed by Ms. Kathy Hilton hereunder including, but not limited to, appearances on television shopping networks, in infomercials, and other personal appearances, Licensee shall pay to Licensor an annual guaranteed minimum royalty (the “Guaranteed Minimum Royalty” or “Guaranteed Minimum Royalties”) as follows:

ANNUAL PERIOD GUARANTEED MINIMUM ROYALTIES

Annual Period	Dates	Minimum Royalty
1	Effective Date to 06/30/08	$400,000	*
2	07/01/08 to 06/30/09	$400,000	*
3	07/01/09 to 06/30/10	$400,000	*
4	07/01/10 to 06/30/11	$400,000	*
5	07/01/11 to 06/30/12	$400,000	*
          * Payable $200,000 on June 30th and $200,000 on January 1st  of each annual period.

In the event that the Initial Term of this Agreement is extended for an additional five-year term (July 1, 2012 through June 30, 2017 (the “First Extended Term”), the Guaranteed Minimum Royalty for each Annual Period of the First Extended Term shall be Six Hundred Thousand Dollars ($600,000).  Subject to Licensor’s right to terminate in Sub Section (B) below for Licensee’s failure to reach the specified minimum annual sales, Licensee shall have the right to extend the Term of this Agreement for continuing subsequent five-year extensions by paying an increased Guaranteed Minimum Royalty of $250,000 per Annual Period for each subsequent five-year period.  In other words, the Guaranteed Minimum Royalty for each Annual Period from July 1, 2017 through June 30, 2022 (the “Second Extended Term”) will be $850,000 and the Guaranteed Minimum Royalty for each Annual Period from July 1, 2022 through June 30, 2027 (the “Third Extended Term”) will be $1,100,000 and so forth.

Notwithstanding the foregoing, if Licensee fails to pay the Guaranteed Minimum Payment for any Annual Period, that failure to make the Guaranteed Minimum Payment will not be deemed to constitute a breach of this Agreement, or to generate a claim for monetary relief, but shall merely give Licenser the right to terminate this Agreement upon sixty (60) days’ written notice to Licensee.  Upon such event, the parties agree that Licensee shall pay Licensor a termination fee of One Hundred Thousand Dollars ($100,000) within sixty (60) days of the termination date, at which point Licensor shall be free to exploit itself or license a third-party to exploit the Licensed Products bearing the Licensed Marks.

The Guaranteed Minimum Royalty payable for each Annual Period shall be paid to Licensor semi-annually in advance on the first day of the month of each half year starting with the payment of the Guaranteed Minimum Royalty for the 2nd Annual Period, such that each half of the Guaranteed Minimum Royalty Payments shall be paid on June 30th and January 1st of each Annual Period.  Notwithstanding the foregoing, the Guaranteed Minimum Royalty for the first Annual Period shall be paid on June 30, 2008.  In the event that such payment is not timely made, Licensor shall have the right to cancel this Agreement, making it void ab initio, upon 5-days written notice to cure.”

B.           Right to Terminate for Failure to Reach Minimum Annual Sales after the First Extension Term.   Notwithstanding Licensee’s willingness to continue paying the specified Guaranteed Minimum Royalties specified above, Licensor shall have the right to terminate this Agreement and all rights granted hereunder in the event that Licensee does not reach the Minimum Annual Sales of Licensed Products in the Annual Periods specified below:

Minimum Sales of Licensed Products To Obtain Right to Extend Term for an Additional Period of Five Years	Dates of Term Extension if Required Minimum Sales are Achieved
$25,000,000 in the Annual Period 7/1/2015 through 6/30/2016	7/1/2017 through 6/30/2022
$30,000,000 in the Annual Period 7/1/2020 through 6/30/2021	7/1/2022 through 6/30/2027
$35,000,000 in the Annual Period 7/1/2025 through 6/30/2026	7/1/2027 through 6/30/2032
$40,000,000 in the Annual Period 7/1/2030 through 6/30/2031	7/1/2032 through 6/30/2037

3.           Sales Royalties.  Article 9, Section A is amended in its entirety to read as follows:

“A. Sublicensee shall pay to Sublicensor a sales royalty (the “Sales Royalty” or “Sales Royalties”) of ten percent (10%) on each Annual Period's Net Sales on sales made in all venues other than infomercials.  The Sales Royalty payable hereunder shall be accounted for and paid on a quarterly basis within forty-five (45) days after the close of the prior quarter's sales. In other words, the actual Sales Royalty will be paid 45-days in arrears computed on the basis of Net Sales during the quarter ending 45 days before the period upon which royalties are being paid, with a credit for any Guaranteed Minimum Royalties and Sales Royalty payments previously made to Licensor.

4.           Governing Law.  This Amendment shall be governed by the laws of the State of Florida.

5.           Effect of Amendment.  The terms and conditions of the Agreement shall continue in full force and effect, except as otherwise expressly amended by this Amendment.  This amendment shall be without prejudice to any rights and liabilities arising under the Agreement by reference to acts, omissions and events occurring prior to such Amendment coming into effect.  To the extent that any provision of the Agreement is inconsistent with the provisions of this Amendment, the provisions of this Amendment shall be controlling.

6.           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same instrument.  The parties agree that this Amendment may be executed by facsimile means, and a facsimile of a party’s signature shall be deemed an original.

SIGNATURES FOLLOW ON NEXT PAGE

EXECUTED on the day and year first written above:

OMNIRELIANT CORP.

By:
Paul Morrison, President

KRH LICENSING COMPANY, LLC

By:
Richard Hilton, President

ACKNOWLEDGED and APPROVED:

Kathy Hilton

Dated: June ___, 2008

CC:GLMAC